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                                                                  EXHIBIT 99.14

           DIAGRAM AND LISTING OF ALL PERSONS DIRECTLY OR INDIRECTLY
        CONTROLLED BY OR UNDER COMMON CONTROL WITH ANCHOR NATIONAL LIFE
                INSURANCE COMPANY, THE DEPOSITOR OF REGISTRANT


        For a complete listing and diagram of all persons directly or indirectly controlled by or under common control with the Depositor or Registrant, see
Exhibit 14 of the Initial Registration Statement of Variable Annuity Account Seven and Anchor National Life Insurance Company, (File Nos. 333-65965 and 811-09003) (N-4) and (333-65953) (S-1), which is incorporated herein by reference. As of January 4, 1999, Anchor National became an indirect wholly-owned subsidiary of American International Group, Inc. ("AIG"). An organizational chart for AIG can be found in Form 10-K, SEC file number 001-08787 filed March 31, 1999.